EXHIBIT 23.2

The Board of Directors
Zomax Optical Media, Inc.
5353 Nathan Lane
Plymouth
Minnesota  55442
USA


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statements (No. 333-06133 and 333-06145) on Forms S-8 of Zomax Optical Media, Inc., of our report dated April 30, 1998, relating to the balance sheets of KAO Infosystems (Ireland) Limited as of December 31, 1997, and 1996, and the related statements of operations, shareholders' equity (deficit), and cashflows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Zomax Optical Media, Inc., dated March 23, 1999.





                                        By /s/ KPMG
                                           KPMG
                                           Dublin, Ireland

Dublin, Ireland
March 23, 1999